                                                                   EXHIBIT 99.7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
Extended Stay America, Inc.
Ft. Lauderdale, Florida

  We have audited the accompanying balance sheet of Apartment Inn Partners/Gwinnett, L.P. as of December 31, 1995 and the related statements of operations and partners' capital and cash flows for the year then ended. These financial statements are the responsibility of the partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Apartment Inn
Partners/Gwinnett, L.P. at December 31, 1995 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

COOPERS & LYBRAND L.L.P.

Spartanburg, South Carolina
June 25, 1996

                     APARTMENT INN PARTNERS/GWINNETT, L.P.

                                 BALANCE SHEETS

                              DECEMBER 31,  MARCH 31,
                                  1995        1996
           ASSETS             ------------ -----------
                                           (UNAUDITED)
Current assets:
  Cash and cash equivalents.   $  238,871  $  308,635
  Accounts receivable.......       14,560      28,556
  Supply inventories........       32,950      32,950
  Prepaid expenses..........                    2,198
                               ----------  ----------
    Total current assets....      286,381     372,339
                               ----------  ----------
Property and equipment, net.    2,651,717   2,631,082
Other assets................       10,575      10,575
                               ----------  ----------
                               $2,948,673  $3,013,996
                               ==========  ==========
 LIABILITIES AND PARTNERS'
          CAPITAL
Current liabilities:
  Accounts payable..........   $    5,666  $   17,927
  Accrued salaries and re-
   lated expenses...........        3,933       6,640
  Other accrued expenses....       24,601      28,496
  Deferred revenue..........        7,872       9,588
  Current maturities of
   long-term debt--related
   party....................      194,451     199,352
                               ----------  ----------
    Total current liabili-
     ties...................      236,523     262,003
                               ----------  ----------
Long-term debt--related par-
 ty.........................    2,387,119   2,335,405
                               ----------  ----------
    Total liabilities.......    2,623,642   2,597,408
                               ----------  ----------
Partners' capital...........      325,031     416,588
                               ----------  ----------
                               $2,948,673  $3,013,996
                               ==========  ==========


    The accompanying notes are an integral part of the financial statements.

                     APARTMENT INN PARTNERS/GWINNETT, L.P.

                 STATEMENTS OF OPERATIONS AND PARTNERS' CAPITAL

                                FOR THE         FOR THE            FOR THE
                               YEAR ENDED  THREE MONTHS ENDED THREE MONTHS ENDED
                              DECEMBER 31,     MARCH 31,          MARCH 31,
                                  1995            1995               1996
                              ------------ ------------------ ------------------
                                              (UNAUDITED)        (UNAUDITED)
Revenue:
  Room revenue..............   $1,231,786       $296,835           $320,753
  Other revenue.............       62,187         18,465             14,050
                               ----------       --------           --------
    Total revenue...........    1,293,973        315,300            334,803
                               ----------       --------           --------
Costs and expenses:
  Property operating ex-
   penses...................      588,760        143,286            135,319
  Management fees expense...       88,662          9,439             19,976
  Depreciation and amortiza-
   tion.....................      109,636         25,971             23,800
                               ----------       --------           --------
    Total costs and ex-
     penses.................      787,058        178,696            179,095
                               ----------       --------           --------
Income from operations......      506,915        136,604            155,708
Other expense:
  Interest expense--related
   party....................      267,836         68,589             64,151
                               ----------       --------           --------
    Net income..............      239,079         68,015             91,557
Partners' capital, beginning
 of period..................       85,952         85,952            325,031
                               ----------       --------           --------
Partners' capital, end of
 period.....................   $  325,031       $153,967           $416,588
                               ==========       ========           ========



    The accompanying notes are an integral part of the financial statements.

                     APARTMENT INN PARTNERS/GWINNETT, L.P.

                            STATEMENTS OF CASH FLOWS

                                FOR THE         FOR THE            FOR THE
                               YEAR ENDED  THREE MONTHS ENDED THREE MONTHS ENDED
                              DECEMBER 31,     MARCH 31,          MARCH 31,
                                  1995            1995               1996
                              ------------ ------------------ ------------------
                                              (UNAUDITED)        (UNAUDITED)
Cash flows from operating
 activities:
  Net income................    $239,079        $ 68,015           $ 91,557
  Adjustments to reconcile
   net income to net cash
   provided by operating
   activities:
    Depreciation and
     amortization...........     109,636          25,971             23,800
    Change in:
     Accounts receivable....      (2,391)        (11,560)           (13,996)
     Prepaid and other
      current assets........       1,216            (569)            (2,198)
     Accounts payable.......      (1,724)          9,975             12,261
     Accrued expenses.......      (5,844)         12,175              8,318
                                --------        --------           --------
      Net cash provided by
       operating activities.     339,972         104,007            119,742
                                --------        --------           --------
Cash flows from investing
 activities:
  Purchases of property and
   equipment................      (8,577)         (2,451)            (3,165)
                                --------        --------           --------
      Net cash used in
       investing activities.      (8,577)         (2,451)            (3,165)
                                --------        --------           --------
Cash flows from financing
 activities:
  Principal payments on
   long-term debt--related
   party....................    (176,019)        (42,535)           (46,813)
                                --------        --------           --------
      Net cash used in
       financing activities.    (176,019)        (42,535)           (46,813)
                                --------        --------           --------
Net increase in cash........     155,376          59,021             69,764
Cash at beginning of period.      83,495          83,495            238,871
                                --------        --------           --------
Cash at end of period.......    $238,871        $142,516           $308,635
                                ========        ========           ========
Supplemental cash flow
 disclosure, interest paid..    $267,836        $ 68,589           $ 64,151
                                ========        ========           ========



    The accompanying notes are an integral part of the financial statements.

                     APARTMENT INN PARTNERS/GWINNETT, L.P.

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Description of Business. Apartment Inn Partners/Gwinnett, L.P. (the "Partnership") is a Georgia limited partnership that operates an extended stay facility (known as the "Apartment Inn") in Lawrenceville, Georgia. On June 25, 1996, the Partnership's extended stay facility was acquired by Extended Stay America, Inc.

  Pervasiveness of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash and Cash Equivalents. Cash and cash equivalents consist of cash on hand and on deposit, and highly liquid instruments with maturities of three months or less when purchased. The carrying amount of cash and cash equivalents is the estimated fair value at December 31, 1995.

  Supply Inventories. Supply inventories consist primarily of linen, cleaning and other room supplies and are stated at the lower of cost or market.

  Property and Equipment. Property and equipment is stated at cost.

  Depreciation is computed using straight-line and accelerated methods over the estimated useful lives of the assets. Maintenance and repairs are charged to operations as incurred; major renewals and improvements are capitalized. The gain or loss on the disposition of property and equipment is recorded in the year of disposition.

  The lives on the assets are as follows:

      Building and improvements........................................ 39 years
      Furniture, fixtures and equipment................................  7 years

  Income Taxes. Any income taxes relating to income earned by the Partnership are paid by the partners.

  Revenue Recognition. Room revenue and other income are recognized when earned.

  Unaudited Interim Financial Statements. The unaudited interim financial statements have been prepared pursuant to generally accepted accounting principles applicable to interim financial statements and include all adjustments which are, in the opinion of management, necessary for a fair presentation of the results for the interim periods presented. All such adjustments are, in the opinion of management, of a normal recurring nature. Results for the three months ended March 31, 1995 and 1996 are not necessarily indicative of results to be expected for a full year. All data at March 31, 1996 and for each of the three-month periods ended March 31, 1995 and 1996 are unaudited.

                     APARTMENT INN PARTNERS/GWINNETT, L.P.

                   NOTES TO FINANCIAL STATEMENTS--(CONCLUDED)

2. PROPERTY AND EQUIPMENT:

  Property and equipment consists of the following at December 31, 1995:

      Land.......................................................... $  451,800
      Building and improvements.....................................  2,144,300
      Furniture, fixtures and equipment.............................    192,627
                                                                     ----------
                                                                      2,788,727
      Less accumulated depreciation.................................    137,010
                                                                     ----------
                                                                     $2,651,717
                                                                     ==========

3. LONG-TERM DEBT:

  Long-term debt consists of the following as of December 31, 1995:

      Note payable, principal and interest payable to the general partner of the Partnership at $36,988 monthly through Septem-
       ber 2004, interest at 10%....................................  $2,581,570
      Less current maturities.......................................     194,451
                                                                      ----------
      Long-term debt, net of current maturities.....................  $2,387,119
                                                                      ==========

  The note payable is collateralized by substantially all of the Partnership's property and equipment. Aggregate maturities of long-term debt are as follows:
1996--$194,451; 1997--$214,812; 1998--$237,305; 1999--$262,154; 2000--$289,606;
thereafter $1,383,242.

  The Partnership believes that there is no material difference in the carrying amount and estimated fair value of the long-term debt.

4. LITIGATION:

  From time to time, the Partnership has been involved in various legal proceedings. Management believes that all such litigation is routine in nature and incidental to the conduct of its business, and that none of such litigation, if determined adversely to the Partnership, would have a material adverse effect on its financial condition.